Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096
Contact:   Ian Bailey
(305) 982-2625
For Immediate Release

ROYAL CARIBBEAN REPORTS FIRST QUARTER RESULTS
AND UPDATES 2012 GUIDANCE

MIAMI – April 20, 2012 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today reported better than expected first quarter results and updated its guidance for the remainder of 2012.

KEY HIGHLIGHTS

●	Results For the First Quarter of 2012:
	°	Net income was $47.0 million, or $0.21 per share, versus $78.4 million, or $0.36 per share, in 2011;
	°	Net Yields increased 7.0% on a Constant-Currency basis (+6.4% As-Reported). Net Cruise Costs (“NCC”) excluding fuel increased 5.7% on a Constant-Currency basis (+5.1% As-Reported);
°
Consistent with prior guidance, approximately 350 basis points of the Net Yield improvement and approximately 500 basis points of the NCC excluding fuel increase during the quarter related to previously announced deployment initiatives and changes to the company’s distribution system.

As expected, booking activity has continued to gradually improve over the last several months. Since the company’s earnings announcement on February 2, 2012, the price of oil has risen which, at current levels and net of hedging, would increase bunker expenses $0.15 per share for the year.

●	Second Quarter 2012:
	°	Net Yields are expected to increase 4% to 5% on a Constant-Currency basis (+2% to + 3% As-Reported). Earnings per share are expected to be within a range of ($0.05) to $0.05.
●	Full Year 2012:
	°	Net Yields are expected to increase 2% to 5% on a Constant-Currency basis (+1 to +4% As-Reported). Earnings per share are expected to be within a range of $1.80 to $2.10.

“First quarter results were satisfactory given the difficult and uncertain operating environment and we continue to see gradual improvement in the demand for our great vacations,” said Richard D. Fain, chairman and chief executive officer.  Fain continued, “We did not expect the impact of the tragedy to be long term and we are seeing evidence the effects are waning.”

As announced in the company’s February 2, 2012 earnings release, Net Yields and NCC’s this year are being influenced by two unique factors:  Firstly, the company made some changes related to its International distribution system in 2011 which carry on into 2012 and will increase yields.  The changes also increase expenses, but the bottom line impact is not material.  Secondly, the company has increased its commitment in certain deployment initiatives which increase revenues but also increase related expenses.  For example, China represents a strategic market initiative the company is augmenting significantly.

These factors are referred to collectively throughout this release as “deployment initiatives and changes to the company’s distribution system” and unless otherwise noted, are reflected in the company’s forward guidance.  Also announced in February, these factors are expected to increase Net Yields by approximately 200 basis points and NCC excluding fuel by approximately 300 basis points for the full year 2012.

First Quarter 2012 Results
Royal Caribbean Cruises Ltd. today announced first quarter 2012 net income of $47.0 million, or $0.21 per share, versus $78.4 million, or $0.36 per share, in 2011.  First Quarter 2012 results included a $0.01 per share mark-to-market gain on the company’s fuel option portfolio versus an $0.11 per share gain in the first quarter of 2011.  Except for fuel pricing, all operational metrics for the first quarter were in line with or better than the company’s previous guidance.

Revenues improved to $1.8 billion in the first quarter of 2012 compared to $1.7 billion in the first quarter of 2011 as a result of capacity increases and yield improvements.  Net Yields increased 7.0% on a Constant-Currency basis (+6.4% As-Reported).  NCC excluding fuel

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increased 5.7% on a Constant-Currency basis (+5.1% As-Reported).  Approximately 350 basis points of the Net Yield improvement and approximately 500 basis points of the NCC increases during the quarter relate to previously announced deployment initiatives and changes in the company’s distribution system.

Bunker pricing net of hedging for the first quarter was $664 per metric ton and consumption was 342,000 metric tons.

2012 Outlook

Revenues
The company reported that overall, booking trends and pricing have been consistent with prior guidance.

Cumulative bookings since early February have been down mid single digits, although gradual improvement continues. Bookings from the United States have been running ahead of same time last year for the past four weeks.

As expected, pricing reductions within the range of the company’s previous guidance have been implemented to address booking shortfalls on certain products through the end of the third quarter.  Nevertheless, Constant-Currency booked APD’s remain ahead of the same time last year in all quarters.  Overall, pricing remains in line with or higher than the same time last year for all major itinerary groups with the exception of Europe.

Bookings for the fourth quarter of 2012 and for 2013 sailings remain strong, with both load factors and pricing running ahead of same time last year. In addition, the company has seen an increase in summer demand for its Pullmantur brand’s tour product.

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“Despite the extraordinary disruptions to our booking patterns this year, thus far the recovery is consistent with our forecasts,” said Brian J. Rice, executive vice president and chief financial officer.  Rice continued, “The Caribbean and Alaska remain healthy and as expected, a wide range of outcomes still persist regarding Europe this summer.  While the marketplace is still volatile and uncertain, we are narrowing our yield and EPS ranges to reflect our best estimates at this time.”

Taking into account current booking patterns, the company has narrowed its range of guidance for full year 2012 Net Yield increases to +2% to +5% on a Constant-Currency basis and +1% to +4% on an As-Reported basis.  Excluding deployment initiatives and changes to the company's distribution system, Net Yields are projected to flat to up 3% on a Constant-Currency basis for the full year 2012.

Expenses
For the full year NCC excluding fuel are expected to increase approximately 5% on a Constant-Currency basis (approximately +4% As-Reported).  Excluding deployment initiatives and changes to the company's distribution system, Constant-Currency NCC excluding fuel are expected to increase approximately 2% on a comparable basis to prior year.  Versus February guidance, increased sales in the Pullmantur brand’s tour product are modestly increasing full year cost estimates by 50 basis points.

Earnings Guidance
Taking into account current fuel pricing and currency exchange rates, and the factors detailed above, the company currently estimates 2012 earnings will be in the range of $1.80 to $2.10 per share.

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SECOND QUARTER OUTLOOK

Revenues
For the second quarter of 2012, Net Yields are expected to increase 4% to 5% on a Constant-Currency basis (+2% to +3% As-Reported).  Excluding previously referenced deployment initiatives and changes to the company's distribution system, Constant-Currency Net Yields are projected to increase approximately 2%.

Expenses
For the second quarter of 2012, NCC excluding fuel are expected to increase 10% to 11% on a Constant-Currency basis (+8% to +9% As-Reported).  Approximately half of the NCC excluding fuel increase in the quarter relates to the previously referenced deployment initiatives and changes to the company's distribution system.  NCC excluding fuel are higher than normal in the second quarter due to marketing and related cost shifts from the first quarter and increased drydock days and related maintenance.

Earnings Guidance
Taking into account current fuel pricing and currency exchange rates, and the factors detailed above, the company currently estimates that second quarter 2012 EPS will be within a range of ($0.05) to $0.05.

FUEL EXPENSE & GUIDANCE SUMMARY

Fuel Expense
The company does not forecast fuel prices, and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on today’s fuel prices the company has included $232 million and $923 million of fuel expense in its second quarter 2012 and full year 2012 guidance, respectively.

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Forecasted consumption is now 56% hedged via swaps for the remainder of 2012 and 51%, 33% and 20% hedged for 2013, 2014 and 2015, respectively.  For the same four-year period, the average cost per metric ton of the hedge portfolio is approximately $525, $545, $593 and $580, respectively.

In addition to the above-mentioned fuel hedges, the company also has fuel options to further protect against escalating fuel prices.   The company currently has options expiring in 2013 at a strike price of $90 bbl that cover an estimated 9% of 2013 consumption.

The company provided the following fuel statistics for the second quarter and full year 2012:

FUEL STATISTICS	Second Quarter 2012	Full Year 2012
Fuel Consumption (metric tons)	342,000	1,356,000
Fuel Expenses	$232 million	$923 million
Percent Hedged (fwd consumption)	51%	55%
Impact of 10% change in fuel prices *	$12 million	$32 million
*excludes mark-to-market impact of fuel options.

The company provided the following additional guidance for the second quarter and full year of 2012:

GUIDANCE	As-Reported	Constant-Currency
Second Quarter 2012
Net Yields	2% to 3%	4% to 5%
Net Cruise Costs per APCD	11% to 12%	Approx. 13%
Net Cruise Costs per APCD, excluding Fuel	8% to 9%	10% to 11%

Full Year 2012
Net Yields	1% to 4%	2% to 5%
Net Cruise Costs per APCD	6% to 7%	7% to 8%
Net Cruise Costs per APCD, excluding Fuel	Approx. 4%	Approx. 5%

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	Second Quarter 2012	Full Year 2012
Capacity Increase	1.8%	1.5%
Depreciation and Amortization	$176 to $186 million	$730 to $750 million
Interest Expense, net	$83 to $93 million	$353 to $373 million
EPS	($0.05) to $0.05	$1.80 to $2.10

Exchange rates used in guidance calculations
EUR	$1.31
GBP	$1.59
CAD	$1.01
BRL	$0.54
AUD	$1.04

Liquidity and Financing Arrangements
As of March 31, 2012, liquidity was $1.1 billion, including cash and the undrawn portion of the company’s unsecured revolving credit facilities.  Additionally, the company has committed unsecured financing on its newbuilds.  The company noted that debt maturities for 2012, 2013, and 2014 are $600 million, $1.6 billion, and $1.9 billion, respectively.

Capital Expenditures and Capacity Guidance
Based on current ship orders, projected capital expenditures for 2012, 2013, 2014 and 2015 are $1.3 billion, $600 million, $1.1 billion and $1.0 billion, respectively.

Capacity increases for 2012, 2013, 2014 and 2015 are 1.5%, 1.1%, 1.4% and 6.9%, respectively.

Conference Call Scheduled
The company has scheduled a conference call at 10 a.m. Eastern Daylight Time today to discuss its earnings.  This call can be heard, either live or on a delayed basis, on the company’s investor relations web site at www.rclinvestor.com.

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Selected Operational and Financial Metrics

Available Passenger Cruise Days (“APCD”)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period.  We use this measure to perform capacity and rate analysis to identify the main non-capacity drivers that cause our cruise revenues and expenses to vary.

Constant-Currency
We believe Net Yields and Net Cruise Costs are our most relevant non-GAAP financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the United States dollar. Because our reporting currency is the United States dollar, the value of these revenues and expenses in US dollars will be affected by changes in currency exchange rates.  Although such changes in local currency prices is just one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields and Net Cruise Costs on a “Constant-Currency” basis – i.e. as if the current period’s currency exchange rates had remained constant with the comparable prior period’s rates.  We calculate "Constant-Currency" by applying the average prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods.   It should be emphasized that the use of Constant-Currency is primarily used by us for comparing short-term changes and/or projections.

Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies significantly change the impact of the purely currency based fluctuations.

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

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Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs and Net Cruise Costs Excluding Fuel
Net Cruise Costs and Net Cruise Costs Excluding Fuel represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs Excluding Fuel, fuel (each of which is described above under the Description of Certain Line Items heading).  In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs Excluding Fuel to be the most relevant indicators of our performance.  A reconciliation of historical Gross Cruise Costs to Net Cruise Costs and Net Cruise Costs Excluding Fuel is provided below under Results of Operations.  We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs and projected Net Cruise Costs Excluding Fuel due to the significant uncertainty in projecting the costs deducted to arrive at these measures.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Net Debt-to-Capital
Net Debt-to-Capital is a ratio which represents total long-term debt, including the current portion of long-term debt, less cash and cash equivalents (“Net Debt”) divided by the sum of Net Debt and total shareholders' equity.  We believe Net Debt and Net Debt-to-Capital, along with total long-term debt and shareholders' equity are useful measures of our capital structure.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields
Net Yields represent Net Revenues per APCD.  We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure

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of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.  We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises, CDF Croisières de France, and TUI Cruises through a 50% joint venture.  The company has a combined total of 39 ships in service and three under construction.  It also offers unique land-tour vacations in Alaska, Asia, Australia, Canada, Europe, Latin America and New Zealand.  Additional information can be found on www.royalcaribbean.com, www.celebrity.com, www.pullmantur.es, www.azamaraclubcruises.com, www.cdfcroisieresdefrance.com, www.tuicruises.com or www.rclinvestor.com

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Certain statements in this release relating to, among other things, our future performance constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding expected financial results for the second quarter and full year 2012 and the costs and yields expected in 2012 and other future periods.  Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” and similar expressions are intended to identify these forward-looking statements.  Forward-looking statements reflect management’s current expectations, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic environment on the demand for cruises, the impact of the economic environment on our ability to generate cash flows from operations or obtain new borrowings from the credit or capital markets in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs, the uncertainties of conducting business internationally and expanding into new markets, changes in operating and financing costs, vacation industry competition and changes in industry capacity and overcapacity, emergency ship repairs, including the related lost revenue, the impact of ship delivery delays, ship cancellations or ship construction price increases, financial difficulties encountered by shipyards or their subcontractors and incidents or adverse publicity concerning the cruise vacation industry such as the Costa Concordia casualty and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting our Investor Relations web site at www.rclinvestor.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures of Financial Performance
This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements which are prepared and presented in accordance with generally accepted accounting principles, or GAAP.

The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  These measures may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding GAAP measures.

A reconciliation to the most comparable GAAP measure of all non-GAAP financial measures included in this press release can be found in the tables included at the end of this press release.

Financial Tables Follow

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited, in thousands, except per share data)
	Quarter Ended
	March 31,
	2012	2011
Passenger ticket revenues	$1,352,238	$1,226,517
Onboard and other revenues	482,242	445,478
Total revenues	1,834,480	1,671,995
Cruise operating expenses:
Commissions, transportation and other	320,738	279,549
Onboard and other	107,595	102,490
Payroll and related	210,114	204,487
Food	113,625	100,082
Fuel	228,994	166,061
Other operating	274,046	248,402
Total cruise operating expenses	1,255,112	1,101,071
Marketing, selling and administrative expenses	264,601	248,138
Depreciation and amortization expenses	179,392	173,252
Operating Income	135,375	149,534

Other income (expense):
Interest income	6,346	3,781
Interest expense, net of interest capitalized	(92,666)	(100,625)
Other (expense) income	(2,091)	25,720
	(88,411)	(71,124)
Net Income	$46,964	$78,410

Earnings Per Share:
Basic	$0.22	$0.36
Diluted	$0.21	$0.36

Weighted-Average Shares Outstanding:
Basic	217,584	216,511
Diluted	219,230	219,626

Comprehensive Income
Net Income	$46,964	$78,410
Other comprehensive income (loss)
Foreign currency translation adjustments	3,340	29,901
Gain on cash flow derivative hedges	147,470	192,254
Total other comprehensive income	150,810	222,155

Comprehensive Income	$197,774	$300,565

STATISTICS
	Quarter Ended
	March 31,
	2012	2011
Passengers Carried	1,277,571	1,214,809

Passenger Cruise Days	8,683,203	8,445,699

APCD	8,299,800	8,100,296

Occupancy	104.6%	104.3%
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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	As of
	March 31,	December 31,
	2012	2011
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$277,533	$262,186
Trade and other receivables, net	313,001	292,447
Inventories	147,898	144,553
Prepaid expenses and other assets	229,655	185,460
Derivative financial instruments	155,410	84,642
Total current assets	1,123,497	969,288

Property and equipment, net	16,949,764	16,934,817
Goodwill	758,445	746,537
Other assets	1,197,253	1,153,763
	$20,028,959	$19,804,405

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$639,365	$638,891
Accounts payable	291,034	304,623
Accrued interest	101,559	123,853
Accrued expenses and other liabilities	520,361	564,272
Customer deposits	1,547,555	1,436,003
Total current liabilities	3,099,874	3,067,642
Long-term debt	7,898,822	7,856,962
Other long-term liabilities	437,693	471,978

Commitments and contingencies

Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized;
none outstanding)	-	-
Common stock ($0.01 par value; 500,000,000 shares authorized;
228,148,620 and 227,366,165 shares issued, March 31, 2012 and December 31, 2011, respectively)	2,282	2,276
Paid-in capital	3,080,504	3,071,759
Retained earnings	5,848,616	5,823,430
Accumulated other comprehensive income (loss)	74,872	(75,938)
Treasury stock (10,308,683 common shares at cost, March 31, 2012 and December 31, 2011)	(413,704)	(413,704)
Total shareholders' equity	8,592,570	8,407,823
	$20,028,959	$19,804,405

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Quarter Ended
	March 31,
	2012	2011

Operating Activities
Net income	$46,964	$78,410
Adjustments:
Depreciation and amortization	179,392	173,252
Gain on fuel call options	(2,681)	(24,170)
Changes in operating assets and liabilities:
Decrease in trade and other receivables, net	21,069	35,648
Increase in inventories	(3,141)	(12,658)
Increase in prepaid expenses and other assets	(30,612)	(38,014)
(Decrease) increase in accounts payable	(14,263)	85,050
Decrease in accrued interest	(22,294)	(46,249)
Decrease in accrued expenses and other liabilities	(21,938)	(50,387)
Increase in customer deposits	77,360	80,524
Other, net	(14,641)	4,013
Net cash provided by operating activities	215,215	285,419

Investing Activities
Purchases of property and equipment	(177,235)	(66,304)
Cash received on settlement of derivative financial instruments	8,027	-
Loans to unconsolidated affiliates	-	(56,532)
Proceeds from the sale of ships	-	345,000
Other, net	10,765	(4,413)
Net cash (used in) provided by investing activities	(158,443)	217,751

Financing Activities
Debt proceeds	145,000	485,501
Debt issuance costs	(16,260)	(11,498)
Repayments of debt	(131,810)	(944,269)
Dividends paid	(43,506)	-
Proceeds from exercise of common stock options	1,557	17,259
Other, net	424	339
Net cash used in financing activities	(44,595)	(452,668)

Effect of exchange rate changes on cash	3,170	(173)

Net increase in cash and cash equivalents	15,347	50,329
Cash and cash equivalents at beginning of period	262,186	419,929
Cash and cash equivalents at end of period	$277,533	$470,258

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$101,065	$122,775

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ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):
	Quarter Ended
	March 31,
	2012	2012 On a Constant Currency basis	2011
Passenger ticket revenues	$1,352,238	$1,362,413	$1,226,517
Onboard and other revenues	482,242	483,988	445,478
Total revenues	1,834,480	1,846,401	1,671,995
Less:
Commissions, transportation and other	320,738	323,901	279,549
Onboard and other	107,595	107,688	102,490
Net revenues	$1,406,147	$1,414,812	$1,289,956

APCD	8,299,800	8,299,800	8,100,296
Gross Yields	$221.03	$222.46	$206.41
Net Yields	$169.42	$170.46	$159.25

Gross Cruise Costs and Net Cruise Costs were calculated as follows (in thousands, except APCD and costs per APCD):
	Quarter Ended
	March 31,
	2012	2012 On a Constant Currency basis	2011
Total cruise operating expenses	$1,255,112	$1,263,115	$1,101,071
Marketing, selling and administrative expenses	264,601	266,432	248,138
Gross Cruise Costs	1,519,713	1,529,547	1,349,209
Less:
Commissions, transportation and other	320,738	323,901	279,549
Onboard and other	107,595	107,688	102,490
Net Cruise Costs	$1,091,380	$1,097,958	$967,170
Less:
Fuel	228,994	230,141	166,061
Net Cruise Costs Excluding Fuel	$862,386	$867,817	$801,109

APCD	8,299,800	8,299,800	8,100,296
Gross Cruise Costs per APCD	$183.10	$184.29	$166.56
Net Cruise Costs per APCD	$131.49	$132.29	$119.40
Net Cruise Costs Excluding Fuel per APCD	$103.90	$104.56	$98.90

Net Debt-to-Capital was calculated as follows (in thousands):	As of
	March 31,	December 31,
	2012	2011
Long-term debt, net of current portion	$7,898,822	$7,856,962
Current portion of long-term debt	639,365	638,891
Total debt	8,538,187	8,495,853
Less: Cash and cash equivalents	277,533	262,186
Net Debt	$8,260,654	$8,233,667

Total shareholders' equity	$8,592,570	$8,407,823
Total debt	8,538,187	8,495,853
Total debt and shareholders' equity	17,130,757	16,903,676
Debt-to-Capital	49.8%	50.3%
Net Debt	8,260,654	8,233,667
Net Debt and shareholders' equity	$16,853,224	$16,641,490
Net Debt-to-Capital	49.0%	49.5%
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ROYAL CARIBBEAN CRUISES LTD.
EFFECT OF CORRECTION ON CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
(in thousands, except per share data)

	Quarter Ended
	March 31, 2011

	As Previously Reported	Adjustment	As Revised

Interest expense, net of interest capitalized	$(87,483)	$(13,142)	$(100,625)
Total other expense	(57,982)	(13,142)	(71,124)
Net Income	91,552	(13,142)	78,410
Earnings per Share:
Basic	$0.42	$(0.06)	$0.36
Diluted	$0.42	$(0.06)	$0.36

ROYAL CARIBBEAN CRUISES LTD.
EFFECT OF CORRECTION ON CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

The correction did not have an effect on the Company's operating cash flows. The following table presents the effect on the individual line items within operating cash flows on the Company's Consolidated Statement of Cash Flows for March 31, 2011.

	Quarter Ended March 31, 2011
	As Previously Reported	Adjustment	As Revised

Net Income	$91,552	$(13,142)	$78,410
Decrease in accrued expenses and other liabilities	(51,399)	1,012	(50,387)
Other, net	(8,117)	12,130	4,013

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